July 11, 2019

Peng Yang
Chief Executive Officer
ORANCO INC
One Liberty Plaza, Suite 2310 PMB# 21
New York, NY 10006

       Re: ORANCO INC
           Regsitration Statement on Form S-1
           Filed July 3, 2019
           File No. 333-232548

Dear Mr. Yang:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Ruairi Regan at (202) 551-3269 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Beverages, Apparel and
                                                            Mining
cc:    George Du, Esq.